GPS FUNDS I
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of December 9, 2015, to the Fund Administration Servicing Agreement, dated as of May 11, 2001, as amended February 21, 2002, May 25, 2004, May 15, 2007, April 1, 2011 and March 6, 2014 (the "Agreement"), is entered into by and between GPS FUNDS I, a Delaware statutory trust (the "Trust"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of Funds of the Agreement; and

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GPS FUNDS I	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Patrick Young	By: /s/ Michael R. McVoy

Name: Patrick Young	Name: Michael R. McVoy

Title: Treasurer	Title: Executive Vice President

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Amended Exhibit A to the Fund Administration Agreement – GPS Funds I

Separate Series of GPS Funds I

GuideMark Large Cap Core Fund
GuideMark Emerging Markets Fund
GuideMark Small/Mid Cap Core Fund
GuideMark World ex-US Fund
GuideMark Tax-Exempt Fixed Income Fund
GuideMark Core Fixed Income Fund
GuideMark Opportunistic Equity Fund

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GPS Funds I & GPS Funds II – Fund Administration Fee Schedule effective April 1, 2014

Annual fund administration fee based upon average net assets  for the combined trusts:
 [  ] basis points on the first $[  ]
 [  ] basis points on the next $[  ]
 [  ] basis points on the balance
Minimum annual fee: $[  ] for the aggregate of the funds (16 funds; assumes a multi-class structure).
The monthly fee that is charged is the greater of the fee based upon assets or the minimum fee.

* The minimum annual fee of $[  ] is waived for each new fund during the first [  ] months of operations.  After the first [ ] months, the following tiered minimum annual fee schedule applies during months [ ] through [  ] of operations:

[  ]% of the minimum annual fee in months [  ], [ ] & [  ]
[  ]% of the minimum annual fee in months [  ], [  ] & [ ]
[  ]% of the minimum annual fee in months [  ], [  ] & [  ]
[  ]% of the minimum annual fee in month [ ] and beyond

Chief Compliance Officer Support Services:  $[  ] per trust per year.

Charles River:
 $[  ] set-up charge (waived)
 Annual fee is $[  ] per trust.

Passive foreign investment companies identification annual fee - $[  ] per security submitted for identification.

Wash sales reporting (GainsKeeper) annual fee - $[  ] per fund.

Extraordinary services – quoted separately

Plus out-of-pocket expenses, including, but not limited to:
 Postage, Stationery
 Programming, Special Reports
 Third-party data provider costs
 Proxies, Insurance
 EDGAR/XBRL filing
 Retention of records
 Federal and state regulatory filing fees
 Certain insurance premiums
 Expenses from Board of Trustees meetings
 Auditing and legal expenses
 Blue Sky conversion expenses (if necessary)
 All other out-of-pocket expenses

Fees are calculated pro rata and billed monthly.

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